Exhibit (a) (6) Board Resolutions for RiverSource Life Insurance Co. of New York
SECRETARY’S CERTIFICATE
RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK
At a meeting held on August 29, 2006, of the Board of Directors of RiverSource Life Insurance Co. of New York approved the following resolutions, which remain in full force and effect:
     RESOLVED, that the proper officers of the Company are hereby authorized and directed to establish such subaccounts, variable accounts and/or investment divisions within newly-designated separate accounts as they determine to be appropriate; and
     RESOLVED FURTHER, that the proper officers of the Company are hereby authorized and directed, as they determine to be appropriate and in accordance with applicable laws and regulations, to establish additional subaccounts, variable accounts and/or investment divisions within the newly-designated separate accounts or to remove, consolidate or otherwise modify the subaccounts, variable accounts and/or investment divisions within the newly-designated separate accounts.
As Chairman of the Board, President and Chief Executive Officer of RiverSource Life Insurance Co. of New York, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, 21 additional subaccounts within the separate account that will invest in the following funds:

1 subaccount investing in	AllianceBernstein VPS Dynamic Asset Allocation Portfolio (Class B)

1 subaccount investing in	ALPS/Alerian Energy Infrastructure Portfolio: Class III

1 subaccount investing in	Columbia Variable Portfolio – Commodity Strategy Fund (Class 2)

1 subaccount investing in	Columbia Variable Portfolio – Contrarian Core Fund (Class 2)

1 subaccount investing in	Columbia Variable Portfolio – Core Bond Fund (Class 2)

1 subaccount investing in	Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2)

1 subaccount investing in	Fidelity® VIP Strategic Income Portfolio Service Class 2

1 subaccount investing in	FTVIPT Franklin Income Securities Fund – Class 2

1 subaccount investing in	FTVIPT Templeton Global Bond Securities Fund – Class 2

1 subaccount investing in	Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares

1 subaccount investing in	Ivy Funds VIP Asset Strategy

1 subaccount investing in	Janus Aspen Series Flexible Bond Portfolio: Service Shares

1 subaccount investing in	Lazard Retirement Multi-Asset Targeted Volatility Portfolio – Service Shares

1 subaccount investing in	Oppenheimer Global Strategic Income Fund/VA, Service Shares

1 subaccount investing in	PIMCO VIT Total Return Portfolio, Advisor Class

1 subaccount investing in	Van Eck VIP Global Gold Fund (Class S Shares)

1 subaccount investing in	Variable Portfolio – AQR Managed Futures Strategy Fund (Class 2)

1 subaccount investing in	Variable Portfolio – Eaton Vance Global Macro Advantage Fund (Class 2)

1 subaccount investing in	Variable Portfolio – Goldman Sachs Commodity Strategy Fund (Class 2)

1 subaccount investing in	Variable Portfolio – Pyrford International Equity Fund (Class 2)

1 subaccount investing in	Western Asset Variable Global High Yield Bond Portfolio – Class II
In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of RiverSource Life Insurance Co. of New York, the Unit Investment Trust comprised of RiverSource of New York Account 8 is hereby reconstituted.

Received by the Assistant Secretary:

/s/ Maureen A. Buckley	/s/ Dixie Carroll
Maureen A. Buckley	Dixie Carroll

Date: April 28, 2014